AMERICAN REALTY CAPITAL TRUST III, INC.

ARTICLES OF AMENDMENT

                      American Realty Capital Trust III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting in its entirety the paragraph under the heading “RESIDENT AGENT AND PRINCIPAL OFFICE” in Article III of the Charter and substituting in lieu thereof the following:

The name and address of the resident agent for service of process of the Company in the State of Maryland are CSC – Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1600, Baltimore, Maryland 21201.  The address of the Company’s principal office in the State of Maryland is c/o CSC – Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1600, Baltimore, Maryland 21201.  The Company may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

SECOND:  The Charter is hereby amended by deleting in its entirety the definition of “INDEPENDENT DIRECTOR” in Article IV of the Charter and substituting in lieu thereof the following:

“INDEPENDENT DIRECTOR” means a Director who is not and who has not been within the last two years, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” per se if the aggregate gross revenue derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds five percent (5%) of either the Director’s annual gross income, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Company.

THIRD:  The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and Chairman of the Board and attested by its Executive Vice President and Secretary this _____ day of March, 2011.

ATTEST:		AMERICAN REALTY CAPITAL TRUST III, INC.
By:
Name: Edward M. Weil, Jr.		Name: Nicholas S. Schorsch,
Title: Executive Vice President		Title: Chief Executive Officer
and Secretary		and Chairman of the Board